Exhibit 99.1

INVESTORS REAL ESTATE TRUST HIRES MARK DECKER, JR. AS

PRESIDENT AND CHIEF INVESTMENT OFFICER

(Minot, ND) — August 8, 2016 - Investors Real Estate Trust (NYSE: IRET) (NYSE: IRETPR) (NYSE: IRETPRB), a self-administered, equity real estate investment trust investing in income-producing properties located primarily in the upper Midwest, today announced that the Company has hired Mark Decker Jr. as its new President and Chief Investment Officer, effective Monday, August 8, 2016. Mr. Decker will replace Timothy P. Mihalick as President, but Mr. Mihalick will continue to serve as the Chief Executive Officer, providing strategic leadership and vision for the Company.

“As we continue to transform IRET into a pure-play multifamily REIT, we have strengthened our bench of management talent with the addition of Mark Decker, Jr. as our President and Chief Investment Officer,” stated Mr. Mihalick. “Mark has been a valued partner to IRET for the last 9 years and with over 19 years of real estate, managerial, and investment banking experience, he brings a deep understanding of the real estate capital markets and strategic transactions.  We believe Mark will add tremendous value to our organization during this exciting time, and we look forward to his contribution as we execute on our strategic initiatives. “

As President and CIO, Mr. Decker will focus on furthering operational excellence, prudent capital allocation and balance sheet strength as part of the Company’s overall mission to maximize value for shareholders.  Mr. Decker most recently served as Managing Director and US Group Head of Real Estate Investment & Corporate Banking at BMO Capital Markets, where he helped grow the platform into an active participant in real estate debt, equity and M&A transactions.  He has worked for nearly 16 years as a real estate investment banker at BMO Capital Markets, Robert W. Baird & Co. and Ferris, Baker Watts and during that time, was responsible for more than $90 billion in real estate capital markets and advisory transactions.  Prior to that, Mr. Decker started his career in banking in Friedman, Billings, Ramsey & Co., Inc.’s Financial Institutions Group.  Mr. Decker holds a B.A. in History from the College of William & Mary.

About IRET

The Company is a self-administered, equity real estate investment trust investing in income-producing properties located primarily in the upper Midwest. As of April 30, 2016, it held for investment a portfolio of 146 properties consisting of 99 multifamily properties, consisting of 12,950 units, 31 healthcare properties, and 16 other commercial properties with a total of 2.9 million square feet of leasable space.  The Company’s common shares, Series A preferred shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET, IRETPR and IRETPRB, respectively). The Company’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 203-682-8377.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to our plans and organization. Such risks, uncertainties and other factors include, but are not limited to:  fluctuations in interest rates, the effect of government regulation, the availability of capital, changes in general and local economic and real estate market conditions, competition, our ability to attract and retain skilled personnel, and those risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for fiscal year ended April 30, 2016.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact Info

Investor Relations
Stephen Swett
phone: 203-682-8377
email: IR@iret.com

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